Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended and restated effective May 16, 2013, of our reports dated February 28, 2013, with respect to the consolidated financial statements of Apache Corporation and the effectiveness of internal control over financial reporting of Apache Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

            /s/ Ernst & Young LLP

Houston, Texas

August 14, 2013